                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement                [ ]  Confidential, for Use of the Commission
                                                     Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                               JTS CORPORATION
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

     (2)  Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     (4)  Proposed maximum aggregate value of transaction:

     (5)  Total fee paid:

[ ]  Fee paid previously with preliminary materials:

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

     (2)  Form, Schedule or Registration Statement No.:

     (3)  Filing Party:

     (4)  Date Filed:

                                JTS CORPORATION
                             166 BAYPOINTE PARKWAY
                           SAN JOSE, CALIFORNIA 95134

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                          TO BE HELD ON MARCH 26, 1998

TO THE STOCKHOLDERS OF JTS CORPORATION:

     NOTICE IS HEREBY GIVEN that a Special Meeting of Stockholders (the "Special Meeting") of JTS Corporation, a Delaware corporation (the "Company"), will be held on Thursday, March 26, 1998 at 10:00 a.m. (local time) at 166 Baypointe Parkway, San Jose, California 95134, for the following purposes:

     1. To approve an amendment to the Company's Amended and Restated Certificate of Incorporation to increase the authorized number of shares of Common Stock from 250,000,000 shares to 500,000,000 shares.

     2. To approve an amendment to the Company's Amended and Restated Certificate of Incorporation to permit holders of not less than 25% of the outstanding voting power of the Company to call a special meeting of stockholders.

     3. To transact such other business as may properly come before the Special Meeting or any adjournment or postponement thereof.

     The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

     The Special Meeting is being called by the Company in satisfaction of certain contractual obligations under a Securities Purchase Agreement, dated as of September 25, 1997 (the "Securities Purchase Agreement") by and among the Company, Amber Arbitrage LDC, Sirjang Lal Tandon, Jack Tramiel and David T. Mitchell, as amended to date. The Board of Directors has fixed the close of business on January 26, 1998 as the record date for the determination of stockholders entitled to notice of and to vote at this Special Meeting and at any adjournment or postponement thereof.

                                          By Order of the Board of Directors

                                    LOGO
                                          Joseph Prezioso
                                          Chief Financial Officer

San Jose, California
February 27, 1998

     ALL STOCKHOLDERS ARE CORDIALLY INVITED TO ATTEND THE MEETING IN PERSON. HOWEVER, WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE IN ORDER TO ENSURE YOUR REPRESENTATION AT THE MEETING. A RETURN ENVELOPE (WHICH IS POSTAGE PREPAID IF MAILED IN THE UNITED STATES) IS ENCLOSED FOR THAT PURPOSE. EVEN IF YOU HAVE GIVEN YOUR PROXY, YOU MAY STILL VOTE IN PERSON IF YOU ATTEND THE MEETING. PLEASE NOTE, HOWEVER, THAT IF YOUR SHARES ARE HELD OF RECORD BY A BROKER, BANK OR OTHER NOMINEE AND YOU WISH TO VOTE AT THE MEETING, YOU MUST OBTAIN FROM THE RECORD HOLDER A PROXY ISSUED IN YOUR NAME.

                                JTS CORPORATION
                             166 BAYPOINTE PARKWAY
                           SAN JOSE, CALIFORNIA 95134
                            ------------------------

                                PROXY STATEMENT
                            ------------------------

                      FOR SPECIAL MEETING OF STOCKHOLDERS
                                 MARCH 26, 1998

                 INFORMATION CONCERNING SOLICITATION AND VOTING

GENERAL

     The enclosed proxy is solicited on behalf of the Board of Directors of JTS Corporation, a Delaware corporation ("JTS" or the "Company"), for use at the Special Meeting of Stockholders to be held on Thursday, March 26, 1998, at 10:00 a.m. (local time) (the "Special Meeting"), or at any adjournment or postponement thereof, for the purposes set forth herein and in the accompanying Notice of Special Meeting. The Special Meeting will be held at the Company's principal executive office located at 166 Baypointe Parkway, San Jose, California 95134. The Company intends to mail this proxy statement and accompanying proxy card on or about February 27, 1998 to all stockholders entitled to vote at the Special Meeting.

VOTING RIGHTS AND OUTSTANDING SHARES

     Only holders of record of Common Stock at the close of business on January 26, 1998 will be entitled to notice of and to vote at the Special Meeting. At the close of business on January 26, 1998, the Company had outstanding and entitled to vote 15,313 shares of Series E Convertible Preferred Stock, which shares are entitled to an aggregate of 76,565,000 votes at the Special Meeting, and 169,718,512 shares of Common Stock. The holders of shares of Series E Convertible Preferred Stock shall vote as a combined class on an as-converted basis with the holders of shares of Common Stock. Each share of Series E Convertible Preferred Stock is convertible into 5,000 shares of Common Stock at any time on or after August 5, 1998. Shares of Series E Convertible Preferred Stock held in Escrow (as defined below) are not entitled to vote until released from Escrow pursuant to the terms of the Escrow Agreement (as defined below).

     Each holder of record of Common Stock on an as-converted basis on such date will be entitled to one vote for each share held on all matters to be voted upon at the Special Meeting. In addition, the holders of record of Common Stock will be entitled to vote as a separate class on Proposal 1. The affirmative vote of the holders of 123,141,757 shares of Common Stock, on an as-converted basis, and 84,859,257 shares of Common Stock voting as a separate class, will be required to approve Proposal 1. The affirmative vote of the holders of 164,189,008 shares of Common Stock, on an as-converted basis, will be required to approve Proposal
2. Pursuant to a stockholders agreement among certain stockholders of the Company (the "Stockholders Agreement"), certain stockholders have agreed to vote 30,000,016 shares of Common Stock, representing 12.2% of the outstanding voting power of the Company on January 26, 1998, in favor of approving Proposals 1 and 2.

     All votes will be tabulated by the inspector of election appointed for the meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes. Abstentions will be counted towards the tabulation of votes cast on proposals presented to the stockholders and will have the same effect as negative votes. Broker non-votes are counted towards a quorum but are not counted for any purpose in determining whether a matter has been approved, except as may be set forth herein.

SOLICITATION

     The Company will bear the entire cost of solicitation of proxies, including preparation, assembly, printing and mailing of this proxy statement, the proxy and any additional information furnished to stockholders.

Copies of solicitation materials will be furnished to banks, brokerage houses, fiduciaries and custodians holding in their names shares of Common Stock beneficially owned by others to forward to such beneficial owners. The Company may reimburse persons representing beneficial owners of Common Stock for their costs of forwarding solicitation materials to such beneficial owners. Original solicitation of proxies by mail may be supplemented by telephone, telegram or personal solicitation by directors, officers or other regular employees of the Company or, at the Company's request, D.F. King & Co., Inc., a professional proxy solicitation service. No additional compensation will be paid to directors, officers or other regular employees for such services, but D.F. King & Co., Inc. will be paid its customary fee, estimated to be about $4,000, if it renders solicitation services.

REVOCABILITY OF PROXIES

     Any person giving a proxy pursuant to this solicitation has the power to revoke it at any time before it is voted. It may be revoked by filing with the Secretary of the Company at the Company's principal executive office, 166 Baypointe Parkway, San Jose, California 95134, a written notice of revocation or a duly executed proxy bearing a later date, or it may be revoked by attending the Special Meeting and voting in person. Attendance at the Special Meeting will not, by itself, revoke a proxy.

STOCKHOLDER PROPOSALS

     Proposals of stockholders that were intended to be presented at the Company's 1998 Annual Meeting of Stockholders should have been received by the Company not later than Friday, January 29, 1998 in order to be included in the proxy statement and proxy relating to that Annual Meeting of Stockholders.

                                   PROPOSAL 1

      APPROVAL OF INCREASE IN NUMBER OF AUTHORIZED SHARES OF COMMON STOCK

     The Board of Directors has adopted, subject to stockholder approval, an amendment to the Company's Amended and Restated Certificate of Incorporation (the "Amended and Restated Certificate") to increase the Company's authorized number of shares of Common Stock from 250,000,000 shares to 500,000,000 shares.

     As previously disclosed in the Company's Quarterly Reports on Form 10-Q, the Company's operating results have been materially adversely impacted by the Company's lack of financial resources and limited liquidity. The Company requires significant cash resources to fund purchases of the inventory needed to achieve required sales levels that may permit the Company to operate at profitable gross margin levels. A shortage of cash resources has required the Company to either obtain additional capital from external sources or to curtail its research and development, equipment and working capital expenditures. Because such curtailment has generally adversely affected the Company's operations and competitive position, the Company has sought additional financing as its preferred means of improving its financial condition.

     After considering a number of financing alternatives, including, but not limited to, registered public offerings and bank financing, the Board of Directors determined that a private placement of preferred stock would be achievable in a reasonable timeframe and in the best interests of the Company. Amber Arbitrage LDC ("Amber"), a private investment fund incorporated in the Cayman Islands, was identified as an investor that was interested in investing in the long-term growth of the Company. The sole director of Amber is Lismore Management, Ltd., a British Virgin Islands corporation, whose directors are Peter Anderson and John Benbow. During negotiations, Amber, represented by its investment advisor, John Bender, offered to invest either a smaller amount of capital if members of the Board of Directors of the Company did not participate in the financing or approximately $20,000,000 in equity financing if members of the Board of Directors of the Company invested approximately $5,000,000 in the financing. In the interests of maximizing the proceeds from the financing, the opportunity to participate was offered to all of the members of the Board of Directors. Because other members of the Board were unable to participate in such a financing because of their affiliation with certain venture capital funds, which could not complete their due diligence obligations in the timeframe required to complete the financing, Sirjang Lal Tandon, Jack Tramiel and David T. Mitchell (the "Management Investors") agreed to participate. The terms of the financing were not considered by either an independent party or an independent committee of the Board of Directors but were considered by the entire Board of Directors of the Company and were unanimously approved by the members of the Board of Directors who did not participate in the financing.

     On September 25, 1997, after full negotiation of terms, the Company, Amber and the Management Investors (Amber and the Management Investors shall be collectively referred to herein as the "Purchasers") entered into a securities purchase agreement (the "Securities Purchase Agreement") relating to a proposed financing (the "Series D Financing") of the Company, consisting of an aggregate of 28,802 shares of Series D Convertible Preferred Stock (the "Series D Preferred Stock") of the Company at a purchase price of $875 per share, or an aggregate purchase price of $25,201,750. Pursuant to the terms of the Escrow Agreement (as defined below), 22,858 shares of Series D Preferred Stock were attributable to Amber at an aggregate purchase price of $20,000,750, 3,429 shares of Series D Preferred Stock were attributable to Jack Tramiel at an aggregate purchase price of $3,000,375, 229 shares of Series D Preferred Stock were attributable to David T. Mitchell at an aggregate purchase price of $200,375 and 2,286 shares of Series D Preferred Stock were attributable to Sirjang Lal Tandon at an aggregate purchase price of $2,000,250. Each share of Series D Preferred Stock was convertible by the holder thereof into 5,000 shares of Common Stock by the payment of additional consideration equal to $.65625 per share of Common Stock issuable upon such conversion (the "Additional Consideration"), which equaled or exceeded the closing bid price of the Company's Common Stock on The American Stock Exchange, Inc. on September 25, 1997, subject to adjustment for stock splits and similar events.

     On September 26, 1997, the closing of the Series D Financing occurred, pursuant to which the purchase price for the Series D Preferred Stock as well as certificates representing the Series D Preferred Stock were deposited in escrow (the "Escrow") with Cooley Godward LLP as escrow agent (the "Escrow Agent"), pursuant to an Escrow Agreement (the "Escrow Agreement") among the Purchasers, the Company and the Escrow Agent. Pursuant to the Escrow Agreement, the funds in the Escrow were the property of the Purchasers and the shares of Series D Preferred Stock in the Escrow were the property of the Company, in each case until delivered pursuant to the Escrow Agreement by the Escrow Agent upon the instruction of a representative designated by a majority in interest of the Purchasers, who had sole discretion to cause the delivery of such funds and shares at any time until May 31, 1998. Shares of Series D Preferred Stock held in Escrow were not entitled to vote until released from Escrow. Notwithstanding the foregoing, prior to the expiration or early termination of the statutory waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 with respect to the purchase and sale contemplated in the Securities Purchase Agreement, the Escrow Agent was not permitted to deliver to the Company any of the funds or deliver to the Purchasers any of the shares unless there remained in the Escrow an aggregate of $6,714,750 and 7,674 shares of Series D Preferred Stock. Immediately after the entering into of the Escrow Agreement, $9,000,250 aggregate amount of purchase price was delivered to the Company from the Escrow, and the corresponding 10,286 shares of Series D Preferred Stock were delivered to the Purchasers from the Escrow. On October 16, 1997, an additional $3,199,000 aggregate amount of purchase price was delivered to the Company from Escrow, and the corresponding 3,656 shares of Series D Preferred Stock were delivered to the Purchasers from Escrow. On October 23, 1997, $1,199,625 aggregate amount of purchase price was delivered to the Company from Escrow, and the corresponding 1,371 shares of Series D Preferred Stock were delivered to the Purchasers from Escrow. In November 1997, the Investors agreed to release $2,000,000 to the Company as a loan secured by certain assets of the Atari division of the Company. In December 1997, the Company and the Purchasers entered into an amendment of the Escrow Agreement. The amendment contemplated the immediate release from the Escrow of an additional $10,000,000, pledged as collateral by the Purchasers to secure their guarantee of a third-party $10,000,000 loan facility to the Company. The parties also agreed to extend the term of the Escrow to July 31, 1998. In consideration of this amendment, the Company agreed to exchange the shares of Series D Preferred Stock (issued and outstanding and in Escrow) with shares of its Series E Convertible Preferred Stock (the "Series E Preferred Stock") on a one-for-one basis. The Series E Preferred Stock is similar to the Series D Preferred Stock with the following significant differences: (i) each share of Series E Preferred Stock is convertible by the holder thereof at any time on or after August 5, 1998 into 5,000 shares of Common Stock by the payment of additional consideration equal to $.10 per share of Common Stock issuable upon such conversion, which when added to the equivalent of $.175 paid for the Series E Preferred Stock, exceeded the closing bid price of the Company's Common Stock on The American Stock Exchange, Inc. at the time of the amendment; (ii) the holders of the Series E Preferred Stock are entitled to elect two members of the Board of Directors and the holders of the Common Stock are entitled to elect the other four members of the Board of Directors; and (iii) the holders of the Series E Preferred Stock are entitled to certain anti-dilution adjustments in the event that the Company issues after December 18, 1997 more than 11,000,000 shares of Common Stock upon conversion of the then remaining shares of Series C Preferred and Series B Financing Common Stock Purchase Warrants. To the extent that the holders of Series E Preferred Stock elect to convert their shares of Series E Preferred Stock into shares of Common Stock by paying the Additional Consideration (as opposed to by exercising a net conversion feature available to them under certain circumstances), the Company could receive additional proceeds of up to $14,400,000, although there can be no assurance of such receipt. Such additional proceeds, when and if received, are expected to be used for reduction of accounts payable and for working capital purposes.

     Of the 15,313 shares of Series E Preferred Stock released from Escrow as of January 26, 1998, 12,153 are held of record by Amber, 1,215 are held of record by Sirjang Lal Tandon, 1,823 are held of record by Jack Tramiel and 122 are held of record by David T. Mitchell. As of January 26, 1998, Amber is entitled to an aggregate of 71,931,400 votes representing 29.2% of the outstanding voting power of the Company, Sirjang Lal Tandon is entitled to an aggregate of 7,075,000 votes representing 2.9% of the outstanding voting power of the Company, Jack Tramiel is entitled to an aggregate of 21,699,616 votes representing 8.8% of the outstanding voting power of the Company and David T. Mitchell is entitled to an aggregate of 5,891,029 votes representing 2.4% of the outstanding voting power of the Company. The foregoing includes shares of Common Stock beneficially owned as of January 26, 1998 in addition to shares of Series E Preferred Stock which have been released from Escrow as of such date. Upon adoption of this Proposal 1 and upon full conversion of the Series E Preferred Stock, Amber will be entitled to 125,456,400 votes representing 40.0% of the outstanding voting power of the Company, Sirjang Lal Tandon will be entitled to 12,430,000 votes representing 4.0% of the outstanding voting power of the Company, Jack Tramiel will be entitled to 29,729,616 votes representing 9.5% of the outstanding voting power of the Company and David T. Mitchell will be entitled to 6,426,029 votes representing 2.0% of the outstanding voting power of the Company.

     In the event that after July 9, 1998 there are insufficient shares of Common Stock available for issuance upon conversion of the Series E Preferred Stock, the holders of Series E Preferred Stock may convert the Series E Preferred Stock without payment of the Additional Consideration. The Stockholders Agreement provides that any such shares available be reserved for exercise by Amber in preference to the Management Investors. Therefore, a failure by the stockholders to approve Proposal 1 or a similar proposal at a subsequent meeting held prior to July 9, 1998 would result in the trigger of this conversion provision which would have an adverse impact on the Company's financial condition.

     For so long as 2,500 shares of Series E Preferred Stock remain outstanding, the holders of shares of Series E Preferred Stock, voting as a separate class, are entitled to elect two (2) members of the Board of Directors at each meeting or pursuant to each consent of the Company's stockholders for the election of directors, and to remove from office such directors and to fill any vacancy caused by the resignation, death or removal of either or both of such directors. No director has been designated to date by the holders of the Series E Preferred Stock. The shares of Series E Preferred Stock also have certain piggyback and demand registration rights under the Securities Act of 1933, as amended and applicable state securities laws pursuant to a Registration Rights Agreement, dated as of September 25, 1997, by and among the Company and the Purchasers. The Company intends to file shortly a registration statement on Form S-3 permitting resale of the shares of Common Stock issuable upon conversion of the Series E Preferred Stock. Such offering shall be made by means of a Prospectus in compliance with the Securities Act of 1933, as amended. In addition, the shares of Series E Preferred Stock are subject to certain redemption and cashless exercise provisions. Pursuant to such redemption provisions, the Company may redeem the shares of Series E Preferred Stock in the event that after August 5, 1998 the closing price per share of the Common Stock on The American Stock Exchange, Inc. exceeds $3.9375 (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to the Common Stock) for twenty consecutive trading days immediately preceding the issuance by the Company of a redemption notice to all holders of shares of Series E Preferred Stock. The Company may not, however, redeem from any holder more than one-third of the total number of shares of Series E Preferred Stock purchased by such holder during any one (1) year period and may not make any such redemption unless at the time of such redemption there is in effect a registration statement covering the resale of shares of Common Stock issuable upon conversion of the shares of Series E Preferred Stock to be redeemed. Pursuant to the cashless exercise provisions, the holders of the shares of Series E Preferred Stock may convert the Series E Preferred Stock without delivering the Additional Consideration upon either receipt of a notice of redemption from the Company or immediately prior to the closing of a significant acquisition or asset transfer by receiving the number of shares of Common Stock equal to the number yielded by the following formula: (i) the quotient obtained by dividing (A) the average closing price of the Common Stock on The American Stock Exchange, Inc. for the five (5) trading days ending one
(1) day before the conversion (the "Fair Market Value") less the Additional Consideration by (B) the Fair Market Value, multiplied by (ii) the number of shares of Common Stock issuable upon conversion of one share of Series E Preferred Stock.

     If all of the shares of Series E Preferred Stock held in Escrow are issued, the Series E Preferred Stock subject to the Securities Purchase Agreement will be convertible into an aggregate of 144,010,000 shares of Common Stock. Such 144,010,000 shares of Common Stock would represent approximately 45.9% of the outstanding Common Stock of the Company as of January 26, 1998 (assuming conversion of all of the Series E Preferred Stock). As of September 26, 1997, there were only 63,295,773 shares of Common Stock available for issuance upon conversion of Series E Preferred Stock. Pursuant to the Securities Purchase Agreement, the Company agreed to hold its 1998 annual meeting of stockholders no later than July 9, 1998 and to hold a special meeting of stockholders by November 30, 1997 (unless the proxy statement relating to such meeting is reviewed by the Securities and Exchange Commission, in which case the length of time of such review shall be added to the above date) and to propose at such special meeting and every special or annual meeting thereafter until adopted, an amendment (the "Amendment") to the Certificate of Incorporation of the Company, increasing the number of authorized shares of Common Stock to at least the number of shares of Common Stock issuable upon conversion of the Series E Preferred Stock.

     The additional Common Stock to be authorized by adoption of the Amendment would have rights identical to the currently outstanding Common Stock of the Company. Adoption of the proposed Amendment and issuance of the Common Stock would not affect the rights of the holders of the currently outstanding Common Stock and outstanding Series C Convertible Preferred Stock and Series E Preferred Stock of the Company, except for effects incidental to increasing the number of shares of the Company's Common Stock outstanding, such as dilution of the earnings per share and the voting rights of current holders of Common Stock. Because the ratio of outstanding Common Stock (assuming approval of this Proposal and full conversion of Series E Preferred Stock as of January 26, 1998) to outstanding Common Stock as of January 26, 1998 is 313,728,512:169,718,512, or approximately 2:1, earnings per share and voting rights of the current holders of Common Stock will be diluted by approximately a factor of 2. If the Amendment is adopted, it will become effective upon filing of a Certificate of Amendment of the Amended and Restated Certificate with the Secretary of State of the State of Delaware.

     The Certificate of Amendment would change paragraph A of Article IV of the Amended and Restated Certificate to read in its entirety as follows:

        "A. This corporation is authorized to issue two classes of stock to be designated, respectively, "Common Stock" and "Preferred Stock." The total number of shares which the corporation is authorized to issue is Five Hundred Ten Million (510,000,000) shares. Five Hundred Million (500,000,000) shares shall be Common Stock, each having a par value of one-tenth of one cent ($.001). Ten Million (10,000,000) shares shall be Preferred Stock, each having a par value of one-tenth of one cent ($.001)."

     In addition to the 169,718,512 shares of Common Stock outstanding as of January 26, 1998, the Board had reserved as of such date: (i) 12,855,230 shares for issuance upon exercise of options and rights granted and available for grant under the Company's Amended and Restated 1995 Stock Option Plan, (ii) 7,000,000 shares for issuance pursuant to the Company's 1997 Employee Stock Purchase Plan, (iii) 2,339,148 shares issuable upon exercise of warrants currently held by GFL Advantage Fund Limited and Genesee Fund
Limited -- Portfolio B, (iv) approximately 1,400,000 shares of Common Stock issuable upon conversion of all of the outstanding Series C Preferred Stock and any payments of dividends on any outstanding shares of Series C Preferred Stock in Common Stock, (v) approximately 2,600,000 shares of Common Stock issuable upon conversion of the Company's 5 1/4% Convertible Subordinated Debentures,
(vi) 500,000 shares of Common Stock for issuance upon option grants under the 1996 Non-Employee Directors' Stock Option Plan, and (vii) approximately 587,500 shares of Common Stock issuable upon the exercise of warrants currently held by Lunenberg S.A., Silicon Valley Bank, Wharton Capital Corporation and Adaptec, Inc. The remaining approximately 53,000,000 shares of Common Stock (as well as any shares not utilized pursuant to the foregoing reservations) are reserved for issuance upon conversion of shares of Series E Preferred Stock.

     A portion of the shares authorized by the Amendment will be reserved for issuance upon conversion of the Series E Preferred Stock pursuant to the obligations of the Company under the Securities Purchase Agreement. The Board of Directors desires to have the additional shares of Common Stock authorized by the Amendment to be available to provide additional flexibility for business and financial purposes in the future. The additional shares may be used, without further stockholder approval, for various purposes including, without limitation, raising capital, providing equity incentives to employees, officers or directors, establishing strategic relationships with other companies and expanding the Company's business or product lines through the acquisition of other businesses or products. Pursuant to the terms of the Securities Purchase Agreement, the Board of Directors is restricted from issuing additional shares of Common Stock until the Amendment is approved.

     The additional shares of Common Stock that would become available for issuance if the proposal were adopted could also be used by the Company to oppose a hostile takeover attempt or delay or prevent changes in control or management of the Company. For example, without further stockholder approval, the Board could strategically sell shares of Common Stock in a private transaction to purchasers who would oppose a takeover or favor the current Board. Although this proposal to increase the authorized Common Stock has been prompted by business and financial considerations and not by the threat of any hostile takeover attempt (nor is the Board currently aware of any such attempts directed at the Company), nevertheless, stockholders should be aware that approval of this proposal could facilitate future efforts by the Company to deter or prevent changes in control of the Company, including transactions in which the stockholders might otherwise receive a premium for their shares over then current market prices.

     The affirmative vote of the holders of a majority of the outstanding voting power of the Company (the "Outstanding Voting Power Class"), equivalent to 123,141,757 votes as of January 26, 1998, and the affirmative vote of the holders of a majority of the Common Stock voting as a separate class (the "Common Stock Class") equivalent to 84,859,257 votes as of January 26, 1998, will be required to approve this amendment to the Amended and Restated Certificate. As a result of such vote requirements, abstentions and broker non-votes will have the same effect as negative votes. The holders of outstanding shares of Series E Preferred Stock shall vote as a class with the holders of shares of Common Stock on an as-converted basis to constitute the Outstanding Voting Power Class, but shall not vote with the holders of Common Stock to constitute the Common Stock Class.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR OF PROPOSAL 1.

                                   PROPOSAL 2

     APPROVAL OF STOCKHOLDER RIGHT TO CALL SPECIAL MEETING OF STOCKHOLDERS

     Pursuant to the obligations of the Company in the Securities Purchase Agreement, the Board of Directors has adopted, subject to stockholder approval, an amendment to the Amended and Restated Certificate to permit holders of not less than twenty-five percent (25%) of the outstanding voting power of the Company to call a special meeting of the stockholders. At present, the Amended and Restated Certificate does not permit stockholders to call a special meeting. The Board of Directors wishes to amend the Amended and Restated Certificate to provide such right in order to enhance the stockholders' ability to submit matters to the vote of the stockholders. Such matters might include, without limitation, the election of new members to the Board of Directors and the amendment of the Amended and Restated Certificate.

     The stockholders of the Company should be aware that approval of this proposal could facilitate future efforts to effect a change in control of the Company.

     If the amendment is adopted, it will become effective upon filing a Certificate of Amendment of the Amended and Restated Certificate with the Delaware Secretary of State. The amendment would change paragraph B(4) of
Article IV of the Amended and Restated Certificate to read in its entirety as follows:

        "(4) Special meetings of the stockholders of the corporation may be called for any purpose or purposes by (i) the Chairman of the Board of Directors, (ii) the Chief Executive Officer, (iii) the Board of Directors pursuant to a resolution adopted by at least two (2) directors, or (iv) by the holders of shares entitled to cast not less than 25% of the votes at the meeting, and shall be held at such place, on such date, and at such time as the Board of Directors shall fix."

     The affirmative vote of the holders of at least sixty-six and two-thirds percent (66 2/3%) of the outstanding voting power of the Company, equivalent to 164,189,008 votes as of January 26, 1998, will be required to approve this amendment to the Amended and Restated Certificate. As a result, abstentions and broker non-votes will have the same effect as negative votes. The holders of outstanding shares of Series E Preferred Stock shall vote as a class with the holders of shares of Common Stock on an as-converted basis.

        THE BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR OF PROPOSAL 2.

                             SECURITY OWNERSHIP OF
                    CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth certain information regarding the ownership of the Company's Common Stock and Series E Preferred Stock as of December 31, 1997 by: (i) each director of the Company; (ii) certain executive officers of the Company; (iii) all executive officers and directors of the Company as a group; and (iv) all those known by the Company to be beneficial owners of more than five percent of its Common Stock or Series E Preferred Stock.

                           NUMBER OF
                           SHARES OF                       NUMBER OF SHARES                      VOTING POWER OF
                             COMMON                          OF SERIES E                         COMBINED CLASS    PERCENTAGE OF
                             STOCK      PERCENT OF CLASS   PREFERRED STOCK    PERCENT OF CLASS   OF COMMON STOCK    OUTSTANDING
                           BENEFICIALLY   BENEFICIALLY       BENEFICIALLY       BENEFICIALLY      AND SERIES E      VOTING POWER
    BENEFICIAL OWNER        OWNED(1)        OWNED(1)           OWNED(1)           OWNED(1)       PREFERRED STOCK   OF THE COMPANY
-------------------------  ----------   ----------------   ----------------   ----------------   ---------------   --------------
Amber Arbitrage LDC(2)...  11,166,400          6.6%             12,153              79.4%           71,931,400          29.2%
  c/o Custom House Fund
  Management Limited
  31 Kildare Street
  Dublin 2, Ireland
Jack Tramiel(3)..........  12,584,616          7.4%              1,823              11.9%           21,699,616           8.8%
  18331 Lexington Drive
  Monte Sereno, CA 95030
Sirjang L. Tandon(4).....   1,000,000            *               1,215               7.9%            7,075,000           2.9%
David T. Mitchell(5).....   5,281,029          3.1%                122            *                  5,891,029           2.4%
Jean D. Deleage(6).......   3,937,500          2.3%                 --                --             3,937,500           1.6%
Lip-Bu Tan(7)............   1,500,000            *                  --                --             1,500,000             *
Steven L. Kaczeus(8).....     483,011            *                  --                --               483,011             *
Kenneth D. Wing(9).......     427,084            *                  --                --               427,084             *
Roger W. Johnson(10).....      43,083            *                  --                --                43,083             *
Joseph A. Prezioso(11)...      82,916            *                  --                --                82,916             *
All current directors and
  executive officers as a
  group (9
  persons)(12)...........  25,339,239         14.9%              3,160              20.6%           41,139,239          16.6%

---------------

  *  Less than one percent.

 (1) Applicable percentage of ownership of Common Stock is based upon 169,718,512 shares of Common Stock outstanding at December 31, 1997. Applicable percentage of ownership of Series E Preferred Stock is based upon 15,313 shares of Series E Preferred Stock released from Escrow to the Purchasers by the Escrow Agent as of December 31, 1997. Applicable percentage of ownership of outstanding voting power of the Company is based upon 246,283,512 voting shares of Common Stock which consists of 169,718,512 shares of Common Stock outstanding as of December 31, 1997 and 76,565,000 shares of Common Stock issuable upon conversion of 15,313 shares of Series E Preferred Stock released from Escrow as of December 31, 1997. Pursuant to the terms of the Certificate of Designation of the Series E Preferred Stock, the issued and outstanding shares of Series E Preferred Stock are entitled to be voted on an as-converted basis without regard to the fact that the Series E Preferred Stock is not convertible into Common Stock until August 5, 1998. Beneficial Ownership is determined in accordance with the rules of the Securities and Exchange Commission and includes sole or shared voting or investment power with respect to shares shown as beneficially owned except as otherwise set forth herein. Shares of Common Stock subject to options currently exercisable or exercisable within 60 days are deemed outstanding for computing the percentage ownership of common stock of the person holding such options, but are not deemed outstanding for computing the percentage ownership of Common Stock of any other person.

 (2) Beneficial ownership of Series E Preferred Stock does not include approximately 10,705 shares of Series E Preferred Stock currently held in Escrow. Such 10,705 shares of Series E Preferred Stock do not have voting rights until released from Escrow. Pursuant to the terms of the Escrow Agreement, the funds in the Escrow are the property of Amber and the other purchasers of Series E Preferred Stock and the shares of Series E Preferred Stock in the Escrow are the property of the Company, in each case until delivered pursuant to the Escrow Agreement by the Escrow Agent upon the instruction of a representative designated by a majority in interest of the Purchasers. The Escrow Agreement expires on July 31, 1998.

 (3) Includes 11,597,315 shares held by Mr. Tramiel's wife and 707,611 shares held directly by Mr. Tramiel which are all subject to the Stockholders Agreement. The remaining 279,690 shares are held by Mr. Tramiel's wife as trustee of trusts for the benefit of Mr. Tramiel's minor grandchildren.

 (4) Represents 1,000,000 shares which are subject to the Stockholders Agreement. Does not include 2,411,673 shares of Common Stock held by Lunenberg S.A. which are subject to the Stockholders Agreement. Sirjang L. Tandon, a director of JTS, may have shared voting power over the shares held by Lunenberg S.A. Does not include 4,350,000 shares of Common Stock subject to the Stockholders Agreement held by the Tandon Family Partnership, of which Mr. Tandon is a general partner. Mr. Tandon disclaims beneficial ownership of the shares held by Lunenberg S.A. and the Tandon Family Partnership except to the extent of his shareholder and proportionate partnership interests therein.

 (5) Includes 4,010,196 shares of Common Stock beneficially owned by Mr. Mitchell and Jintamai K. Mitchell as trustees of the Mitchell 1990 Rev. Trust UTA 3390, as amended which are subject to the Stockholders Agreement and 270,833 shares issuable pursuant to options exercisable within 60 days of December 31, 1997.

 (6) Represents 3,896,550 shares and 40,950 shares of Common Stock held by Alta V Limited Partnership and Custom House Partners, respectively. The 3,896,550 shares held by Alta V Limited Partnership are subject to the Stockholders Agreement. Jean Deleage, a director of JTS, is Vice President of Burr, Egan, Deleage & Co., which is a general partner of Alta V Management Partners, L.P., a general partner of Alta V Limited Partnership, L.P. and Customs House Partners, L.P. Mr. Deleage and the general partners of Alta V Management Partners, L.P. and Customs House Partners disclaim beneficial ownership of such shares except to the extent of their proportionate interests therein.

 (7) Represents 600,000, 300,000, 200,000, 200,000, and 200,000 shares of Common
     Stock held by International Venture Capital Investment Corporation; BI Walden Ventures Kedua Sdn Bhd; Seed Ventures II Limited; OWW Pacrim Investments Ltd.; and OCBC, Wearnes & Walden Investments (Singapore) Ltd., respectively. Lip-Bu Tan, a director of JTS, has investment and voting power with respect to the shares held by each of the foregoing investment funds. Mr. Tan disclaims beneficial ownership of such shares except to the extent of his proportionate partnership interests therein.

 (8) Includes 222,500 shares issuable pursuant to options exercisable within 60 days of December 31, 1997.

 (9) Includes 245,834 shares issuable pursuant to options exercisable within 60 days of December 31, 1997.

(10) Includes 39,583 shares issuable pursuant to options exercisable within 60 days of December 31, 1997.

(11) Represents 82,916 shares issuable pursuant to options exercisable within 60 days of December 31, 1997.

(12) Includes 24,477,573 shares of Common Stock held by executive officers, directors and entities affiliated with certain directors and includes options to purchase 861,666 shares of Common Stock held by executive officers and directors that are exercisable within 60 days of December 31, 1997. See footnotes (3) through (11).

                                 OTHER MATTERS

     The Board of Directors knows of no other matters that will be presented for consideration at the Special Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

                                          By Order of the Board of Directors

                                    LOGO
                                          Joseph A. Prezioso

San Jose, California
February 27, 1998

     A COPY OF THE COMPANY'S ANNUAL REPORT TO THE SECURITIES AND EXCHANGE COMMISSION ON FORM 10-K FOR THE FISCAL YEAR ENDED FEBRUARY 2, 1997 AND THE DOCUMENTS LISTED BELOW ARE AVAILABLE WITHOUT CHARGE UPON REQUEST TO: CORPORATE SECRETARY, JTS CORPORATION, 166 BAYPOINTE PARKWAY, SAN JOSE, CALIFORNIA 95134, TELEPHONE NUMBER (408) 468-1800.

     The following documents filed with the Securities and Exchange Commission (the "Commission") under the Exchange Act are hereby incorporated by reference into this Prospectus:

     (a) The Company's Annual Report on Form 10-K for the fiscal years ended December 31, 1994, December 31, 1995 and February 2, 1997.

     (b) The Company's Quarterly Reports on Form 10-Q, as amended, for the quarters ended March 31, 1995, June 30, 1995, March 31, 1996, May 4, 1997, August 3, 1997 and November 2, 1997.

     (c) The Company's Current Report on Form 8-K filed with the Commission on December 3, 1996.

     With regard to the paragraph above only, the term "Company" shall refer to JTS Corporation and Atari Corporation.

                   CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS



     As independent public accountants, we hereby consent to the incorporation by reference in this Proxy Statement of our report dated April 21, 1997 included in JTS Corporation's Form 10-K for the year ended February 2, 1997.


                                      /s/ Arthur Andersen LLP
                                      ------------------------------
                                      ARTHUR ANDERSEN LLP

San Jose, California
February 24, 1998

                        CONSENT OF DELOITTE & TOUCHE LLP



We consent to the incorporation by reference in the Proxy Statement dated February 27, 1998 of JTS Corporation for Special Meeting of Stockholders to be held on March 26, 1998, of our report dated March 1, 1996 on the consolidated financial statements of Atari Corporation as of December 31, 1995 and for the two years in the period then ended, appearing in the Annual Report on Form 10-K of JTS Corporation for the year ended February 2, 1997.


/s/ Deloitte & Touche LLP
------------------------------
DELOITTE & TOUCHE LLP


San Jose, California
February 24, 1998

                                REVOCABLE PROXY
                                JTS CORPORATION

[X] PLEASE MARK VOTES
    AS IN THIS EXAMPLE

                   PROXY SOLICITED BY THE BOARD OF DIRECTORS
                    FOR THE SPECIAL MEETING OF STOCKHOLDERS

                          TO BE HELD ON MARCH 26, 1998

       The undersigned hereby appoints David T. Mitchell and Joseph A. Prezioso, and each of them, as attorneys and proxies of the undersigned, with full power of substitution, to vote all of the shares of stock of JTS Corporation which the undersigned may be entitled to vote at the Special Meeting of Stockholders of JTS Corporation to be held at 166 Baypointe Parkway, San Jose, California
95134, on Thursday, March 26, 1998 at 10:00 a.m. (local time), and at any and all postponements, continuations and adjournments thereof, with all powers that the undersigned would possess if personally present, upon and in respect of the following matters and in accordance with the following instructions, with discretionary authority as to any and all other matters that may properly come before the meeting.

PROPOSAL 1: To approve an amendment to the Company's Amended and Restated Certificate of Incorporation to increase the authorized number of shares of Common Stock from 250,000,000 to 500,000,000 shares.

                   FOR             AGAINST           ABSTAIN
                   [ ]               [ ]               [ ]

PROPOSAL 2: To approve an amendment to the Company's Amended and Restated Certificate of Incorporation to permit holders of at least 25% of the outstanding voting power of the Company to call a Special Meeting of Stockholders.

                   FOR             AGAINST           ABSTAIN
                   [ ]               [ ]               [ ]


              MANAGEMENT RECOMMENDS A VOTE FOR PROPOSALS 1 AND 2.
                                           ---

                                                                ----------------
Please be sure to sign and date this Proxy in the box below.    Date
--------------------------------------------------------------------------------

------Stockholder sign above-----------------Co-holder (if any) sign above------

--------------------------------------------------------------------------------
   Detach above card, sign, date and mail in postage paid envelope provided.

                                JTS CORPORATION

--------------------------------------------------------------------------------
  THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY.

       The above signed hereby directs and authorizes said proxies, and each of them, or their substitutes, to vote as specified above with respect to the proposals listed in paragraphs 1 and 2. Unless otherwise specified this proxy will be voted in favor of proposals 1 and 2.

       The above signed hereby acknowledges receipt of (1) Notice of Special Meeting of Stockholders of the Company and (2) accompanying Proxy Statement.

       Please sign exactly as your name appears hereon. If the stock is registered in the names of two or more persons, each should sign. Executors, administrators, trustees, guardians and attorneys-in-fact should add their titles. If signer is a corporation, please give full corporate name and have a duly authorized officer sign, stating title. If signer is a partnership, please sign in partnership name by authorized person.

                              PLEASE ACT PROMPTLY
                    SIGN, DATE & MAIL YOUR PROXY CARD TODAY
--------------------------------------------------------------------------------